                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


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Date of Report (Date of earliest event reported): November 8, 2001


                            ORCHID BIOSCIENCES, INC.
             (Exact name of registrant as specified in its charter)


       Delaware              000-30267             22-3392819
---------------------     ---------------      -------------------
   (State or other          (Commission           (IRS Employer
   jurisdiction of          File Number)       Identification No.)
    incorporation)


                                4390 US Route One
                               Princeton, NJ 08540
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               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code: (609) 750-2200
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                   303 College Road East, Princeton, NJ 08540
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)
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Item 5. Other Events.

     On November 8, 2001, Orchid issued a press release reporting its earnings for the quarter ended September 30, 2001.

     Total revenues for the third quarter of 2001 increased to $7.4 million, up from $4.9 million for the same period in 2000, an increase of 51 percent. For the nine months ended September 30, 2001, revenues increased to $19.8 million, up from revenues of $13.0 million for the corresponding period of 2000, an increase of 52 percent. The increase for the quarter and nine months ended September 30, 2001 was largely due to revenues generated from our SNP and identity genomics genotyping services and from our research products business, primarily from placements of SNPstream(R) 25K instrument systems and sales of SNPwareTM consumables.

     Total operating expenses for the third quarter of 2001 were $49.7 million, compared to $15.1 million for the third quarter of 2000. For the nine months ended September 30, 2001, total operating expenses were $89.3 million, compared to $50.4 million for the comparable period in 2000. Operating expenses excluding cost of product and service revenue, non-cash compensation and research and development charges from equity issuances, and amortization and write-down of acquired intangible assets, including goodwill, were $15.9 million for the third quarter of 2001 and $44.7 million for the nine months ended September 30, 2001, compared to $9.2 million and $28.5 million for the comparable periods in 2000. Total non-cash items, including non-cash compensation and research and development charges from equity issuances and amortization and write-down of acquired intangible assets, including goodwill, were $29.0 million for the third quarter of 2001 and $32.5 million for the nine months ended September 30, 2001, compared to $3.1 million and $13.7 million for the comparable periods in 2000. The increase in operating expenses primarily reflects R&D and product development activities in preparation for the market introduction of new SNP genotyping products, services and content from Orchid's Life Sciences Group, including non-recurring charges for development of data and expertise for the launch of Orchid's whole chromosome and haplotype mapping capabilities.

     Non-cash charges for the quarter include a one-time charge of $27.3 million for the write-down of goodwill relating to Orchid's acquisition of GeneScreen in late 1999.

     Orchid reported a net loss of $41.9 million for the third quarter of 2001 and $67.6 million for the nine months ended September 30, 2001, compared to a net loss of $9.0 million and $34.5 million for the comparable periods in 2000. The third quarter net loss allocable to common stockholders was $41.9 million for the third quarter of 2001 and $67.6 million for the nine months ended September 30, 2001, or $1.06 and $1.89 per basic and diluted share, compared to $9.0 million and $64.1 million loss, or $0.27 and $3.61 per basic and diluted share, for the comparable periods in 2000. Net loss per share excluding non-cash compensation and research and development charges from equity issuances, the beneficial conversion feature from the
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issuance of Series E preferred stock, and amortization and writedown of acquired intangible assets, including goodwill, would have been $0.32 per basic and diluted share for the third quarter of 2001 and $0.98 for the nine months ended September 30, 2001, compared to $0.18 and $0.63 per basic and diluted share for the comparable periods in 2000. These loss per share amounts are calculated using weighted average shares outstanding after giving effect to the issuance of and conversion of all preferred stock to common stock, and the sale in May 2000 of 6,900,000 shares of common stock sold in Orchid's initial public offering, as if these transactions had occurred as of January 1, 2000.

Item 7. Financial Statements and Exhibits.


(c)  Exhibits.

     None.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Orchid BioSciences, Inc.


Date: November 9, 2001                  /s/ Donald R. Marvin
                                        --------------------------------------
                                        Donald R. Marvin
                                        Senior Vice President, Chief Operating
                                        Officer, Chief Financial Officer